Exhibit 16.1

October 17, 2025

To Whom It May Concern:

We have reviewed the disclosures made by Gloo Holdings, Inc. regarding the change in independent public accounting firms.

We agree with the statements concerning our firm, Plante & Moran, PLLC, and confirm that during our engagement through October 1, 2024, there were no disagreements with management on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Sincerely,

/s/ Plante & Moran, PLLC
Broomfield, Colorado